Exhibit 99.3
CONSENT OF CREDIT SUISSE SECURITIES (USA) LLC
Board of Directors
Omniture, Inc.
550 East Timpanogos Circle
Orem, Utah 84097
Members of the Board:
We hereby consent to the inclusion of (i) our opinion letter, dated October 23, 2007, to the Board of Directors of Omniture, Inc. (“Omniture”) as Annex C to the joint proxy statement/prospectus included in the Registration Statement of Omniture on Form S-4 (the “Registration Statement”) relating to the proposed merger involving Omniture and Visual Sciences, Inc. and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled “SUMMARY OF THE MERGER — Opinion of Omniture’s Financial Advisor”, “PROPOSAL ONE — THE MERGER AND ISSUANCE OF COMMON STOCK — Background of the Merger”, “PROPOSAL ONE — THE MERGER AND ISSUANCE OF COMMON STOCK — Consideration of the Merger by the Omniture Board of Directors” and “PROPOSAL ONE — THE MERGER AND ISSUANCE OF COMMON STOCK — Opinion of Omniture’s Financial Advisor”. In giving our consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ David A. Popowitz

Title:	Managing Director
Date: November 21, 2007